[LETTERHEAD OF HONDO OIL & GAS COMPANY APPEARS HERE]







          November 6, 1995



          Hondo Oil & Gas Company
          410 East College Boulevard
          Roswell, NM  88201

          Re: Registration Statement on Form S-3

          Gentlemen:

               At your request, I have examined the form of Registration Statement on Form S-3 (the "Registration Statement") which you propose to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 121,372 shares of your common stock, $1.00 par value (the "Shares") issued in payment of interest to Lonrho Plc and Thamesedge, Ltd. I have examined the proceedings heretofore taken by you in connection with the authorization and issuance of the Shares to be sold in a manner described in the Registration Statement.

               It is my opinion that the Shares to be sold by the Selling Shareholder as described in the Registration Statement, have been duly and validly authorized for sale, and the Shares, when sold in the manner set forth in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

               I am a member of the State Bar of Texas and express no opinion herein as to the effect that the laws and decisions of courts of any jurisdiction other than the United States of America and the State of Texas may have upon such opinions, except to the extent that the opinions expressed above may relate to the general corporation laws of the State of Delaware. The foregoing opinion is subject to and is qualified in all respects by the statements in this paragraph.

               I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                              Respectively submitted,

                                              /s/ C.B. McDaniel

                                              C.B. McDaniel


          CBM/sju